Exhibit i

                           Kirkpatrick & Lockhart, LLP
                             One International Place
                                   13th Floor
                           Boston, Massachusetts 02110
                            Telephone (617) 261-3100
                            Facsimile (617) 261-3175



                                 April 30, 1999


Accessor Funds, Inc.
1420 Fifth Avenue
Suite  3600
Seattle, Washington 98101


Ladies and Gentlemen:

         We have acted as counsel to Accessor Funds, Inc., a Maryland corporation (the "Company"), in connection with Post-Effective Amendment No. 15 (the "PEA") to the Company's Registration Statement on Form N-1A (File No. 33-41245), relating to the issuance and sale of Shares of the Company. You have requested our opinion with respect to the matters set forth below.

         In this opinion letter, the term "Shares" refers to the Investor Class and Advisor Class shares of common stock of Growth Fund, Value Fund, Small to Mid Cap Fund, International Equity Fund, Intermediate Fixed-Income Fund, Short-Intermediate Fixed-Income Fund, Mortgage Securities Fund, and U.S. Government Money Fund, each of which is a series ("Series") of the Company, that may be issued during the time that the PEA is effective and has not been superseded by a post-effective amendment and is limited to an aggregate (including shares that are issued and outstanding as of the effective date of the PEA but excluding shares that, as of the date a Share is issued, have been redeemed) of 15,000,000,000 shares of the Company.

         In connection with rendering the opinions set forth below, we have examined copies of the Company's Articles of Incorporation and by-laws, and resolutions and minutes of meetings of the Company's Board of Directors relating to the PEA and the issuance and sale of the Shares. We have also examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinions, we have also relied on a certificate of an officer of the Company. We have not independently established the facts so relied on.

         The opinions expressed in this opinion letter are limited to the laws (other than the laws relating to choice of law) of the State of Maryland that in our experience are normally applicable to the issuance of shares by corporations and to the Securities Act of 1933 ("1933 Act"), the Investment Company Act of 1940 ("1940 Act") and the regulations of the Securities and Exchange Commission thereunder.

         Based on and subject to the foregoing, it is our opinion that:

         1. The issuance of the Shares has been duly authorized by the Company.

         2. When sold in accordance with the terms contemplated by the PEA, including receipt by the Company of full payment for the Shares and compliance with the 1933 Act and the 1940 Act, the Shares will have been validly issued and will be fully paid and non-assessable.

         We hereby consent to the filing of this opinion letter as an exhibit to the PEA and to the reference to our firm in the statement of additional information that is being filed as part of the PEA.

                              Very truly yours,

                           KIRKPATRICK & LOCKHART LLP



                         /S/ KIRKPATRICK & LOCKHART LLP